UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Meridian Bioscience, Inc.

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3471 River Hills Drive

Cincinnati, Ohio 45244

www.meridianbioscience.com

Notice of Annual Meeting of Shareholders

and Proxy Statement

Dear Shareholders:

On behalf of the Board of Directors, I invite you to attend our Annual Meeting of Shareholders on January 26, 2022 at 2:00 p.m. Eastern Time, which will be held virtually. We believe that hosting a virtual meeting provides expanded access, improved communication and cost savings to our shareholders and the Company, and also aligns with our interests in the health and safety of our shareholders and employees during this time when COVID-19 remains a concern. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/VIVO2022. There will not be a physical meeting location and you will not be able to attend the Annual Meeting in person.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.

Pursuant to Securities and Exchange Commission rules allowing companies to furnish proxy materials to shareholders over the internet, a Notice of Internet Availability of Proxy Materials was sent to shareholders on or about December 15, 2021. The Notice contains information on how to access copies of the proxy materials and vote your shares.

Whether or not you virtually attend the meeting, please cast your proxy vote promptly, either online, over the phone or by returning your signed and dated proxy card in the enclosed envelope.

Sincerely yours,

/s/ David C. Phillips

David C. Phillips

Chairman of the Board

December 15, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 26, 2022

This proxy statement and our 2021 Annual Report to Shareholders are available at www.proxyvote.com

Date:	January 26, 2022

Time:	2:00 p.m., Eastern Time

Place:	Online at www.virtualshareholdermeeting.com/VIVO2022

Purpose:

	●	Elect as directors the eight nominees named in the accompanying proxy materials;

	●	Ratify the appointment of Ernst & Young LLP as Meridian’s independent registered public accounting firm for fiscal year 2022; and

	●	Conduct an advisory vote on our executive compensation (“Say-on-Pay”).

Only shareholders of record on December 2, 2021 may vote at the meeting. The approximate mailing date of this proxy statement and accompanying proxy card is December 15, 2021.

Your vote is important. Whether or not you plan to virtually attend the 2022 annual meeting, please cast your proxy vote promptly, either online, over the phone or by returning your signed and dated proxy card in the enclosed envelope.

By Order of the Board of Directors,

/s/ Bryan T. Baldasare

Bryan T. Baldasare

Executive Vice President, Chief Financial Officer

and Secretary

December 15, 2021

Meridian makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q and 8-K. These filings are also available on the SEC’s website (www.sec.gov). To access these filings, go to our website (www.meridianbioscience.com). Copies of Meridian’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, including consolidated financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Charles Wood, Jr.

Vice President, Investor Relations

Meridian Bioscience, Inc.

3471 River Hills Drive

Cincinnati, Ohio 45244

MERIDIAN BIOSCIENCE, INC.

3471 River Hills Drive

Cincinnati, Ohio 45244

Telephone (513) 271-3700

P R O X Y    S T A T E M E N T

Annual Meeting of Shareholders

January 26, 2022

GENERAL INFORMATION

Who may vote

Shareholders of Meridian, as recorded in our stock register on December 2, 2021, may vote at the meeting. As of that date, Meridian had 43,512,743 shares of common stock outstanding.

Location of Annual Meeting

The Annual Meeting will again be conducted as a virtual meeting of shareholders by means of a live webcast. We believe that hosting a virtual meeting provides greater shareholder attendance and participation from any location, improved communication and cost savings to our shareholders and Company, and also aligns with our interests in the health and safety of our shareholders and employees during this time when COVID-19 remains a concern. By visiting www.virtualshareholdermeeting.com/VIVO2022, you will be able to attend the Annual Meeting, vote your shares, and submit your questions during the meeting via the internet. There will not be a physical meeting location and you will not be able to attend in person. We invite you to attend the Annual Meeting and request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may vote by internet, by telephone, or, if you requested and received paper copies of the proxy materials by mail, you may also vote by completing and mailing your proxy card.

How to vote

You may vote electronically at the meeting, by telephone, online, or by completing and returning a proxy card. We recommend you vote by proxy even if you plan to attend the virtual meeting. You can always change your vote, by voting electronically, at the meeting.

How proxies work

Meridian’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

If you complete your proxy online, over the phone or sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of: (i) the election of our director candidates; (ii) the ratification of the appointment of Ernst & Young LLP as Meridian’s independent registered public accounting firm for fiscal year 2022; and (iii) our executive compensation. If any other matters come before the meeting or any continuation, postponement or adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, bank or nominee, you may get material from them asking how you want to vote.

Stockbrokers, banks and nominees holding shares for beneficial owners must vote those shares as instructed by you. If the stockbroker, bank or nominee has not received instructions from you, the beneficial owner, the stockbroker, bank or nominee generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accounting firm. However, a stockbroker, bank or nominee does not have discretion to vote for or against the election of directors and certain other matters subject to a vote if they have not received voting instructions from you. In order to avoid a broker non-vote of your shares on the election of directors and the other matters subject to a vote, you must send voting instructions to your stockbroker, bank or nominee.

Solicitation of proxies

Solicitation of proxies is being made by management at the direction of Meridian’s Board of Directors, without additional compensation, through the mail, in person or by telephone. The cost of preparing and mailing the Notice and the proxy statement and any accompanying material will be borne by Meridian. In addition, Meridian will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record, and Meridian will reimburse them for their related expenses.

Revoking a proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting electronically at the meeting or by notifying Meridian’s Vice President, Investor Relations in writing at the address under “Questions” on page 34 of this proxy statement.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes needed

The eight director candidates receiving the most votes will be elected to fill the seats on the Board (Proposal No. 1). The ratification of appointment of accounting firm (Proposal No. 2), and the approval on an advisory basis of our executive compensation (Proposal No. 3) require the favorable vote of a majority of the votes cast. Only votes for or against these proposals count, with abstentions not being counted either for or against these proposals.

Abstentions and broker non-votes count for quorum purposes but as indicated above, will not count for voting purposes. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

Other matters

Any other matters considered at the meeting, including any continuation, postponement or adjournment, will require the affirmative vote of a majority of the votes cast.

The Virtual Meeting

We will be hosting the Annual Meeting only by means of a live webcast. There will not be a physical meeting location and you will not be able to attend the meeting in person. Please be assured that you will be afforded the same rights and opportunities to participate in the virtual meeting and ask questions as you would at an in-person meeting. By going to www.virtualshareholdermeeting.com/VIVO2022, you will be able to listen to the Annual Meeting, submit questions and vote. If you wish to listen to the Annual Meeting, but do not wish to submit questions or vote during the Annual Meeting, you may go to www.virtualshareholdermeeting.com/VIVO2022 and log in as a guest. We will post a recording of the meeting, including appropriate questions received during the meeting and the Company’s answers, on the investor page of www.meridianbioscience.com as soon as practicable after the meeting.

The Annual Meeting will start at 2:00 p.m. (Eastern Time) on January 26, 2022. We encourage you to access the meeting website prior to the start time to allow time for check-in. If you encounter any technical or logistical issues or difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.

You do not need to register to attend the Annual Meeting webcast. Follow the instructions on your Notice of Internet Availability or proxy card (if you requested and received a printed copy of the proxy materials) to access the Annual Meeting.

If you wish to submit a question the day of the Annual Meeting, you may log in to the virtual meeting platform at www.virtualshareholdermeeting.com/VIVO2022, type your question into the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, are not pertinent to annual meeting matters and, therefore, will not be answered. We will post on the Virtual Meeting page additional guidelines for shareholder questions, rules around what types of questions are allowed, and any other procedures for how questions and comments will be recognized.

  ELECTION OF DIRECTORS

  (Item 1 on the Proxy Card)

The Nominating and Corporate Governance Committee of the Board of Directors has nominated for re-election the following current directors: James M. Anderson, Anthony P. Bihl III, Dwight E. Ellingwood, Jack Kenny, John C. McIlwraith, John M. Rice, Jr., Catherine A. Sazdanoff, and Felicia Williams.

Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the Annual Meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder sees fit. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to the Chief Executive Officer, a Vice President or the Assistant Secretary of Meridian not less than 48 hours prior to the Annual Meeting. The proxies solicited include discretionary authority to cumulate votes.

All Meridian directors are elected for one-year terms. Personal information on each of our nominees is given below.

If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends that you vote FOR each of the following candidates:

James M. Anderson Director since 2009 Age: 79	James M. Anderson serves as Chairman of the Compensation Committee. He currently serves as Senior Strategic and External Affairs Advisor with Taft Stettinius & Hollister LLP and President Emeritus of Cincinnati Children’s Hospital Medical Center (“CCHMC”), after having served as advisor to the President of CCHMC from January 2010 through June 30, 2017 and as President and Chief Executive Officer of CCHMC from 1996 through 2009. Mr. Anderson serves on the board of managers of CincyTech, a firm that provides advice and capital to entrepreneurs, helps research institutions commercialize technology through startups, and catalyzes investment from individuals and institutions to regional companies. In addition, he serves on the board of directors of Cintrifuse, an organization whose purpose is to stimulate and support the Greater Cincinnati regional start-up community and the connections between start-ups and larger, more established enterprises. From 2006 to 2014, he served as a director of Ameritas Mutual Holding Company and has also served as Chairman of the Board of the Cincinnati Branch of the Federal Reserve Bank of Cleveland, retiring in 2012. Prior to joining the staff of CCHMC, Mr. Anderson was a partner in the general corporate law department at Taft, Stettinius & Hollister for 24 years (1968 – 1977; 1982 – 1996) and president of U.S. operations at Xomox Corporation, a publicly-traded manufacturer of specialty process controls (1977 – 1982), where he also served on the board of directors (1978 – 1980). Mr. Anderson has also served as director of Gateway Investment Advisors (1997 – 2008). The Board believes that Mr. Anderson’s corporate legal experience and his experience as CEO of a large health care organization have given him a wealth of insight into various corporate governance and business management issues, which, along with his status as an independent director, make him an integral member of the Board.

Anthony P. Bihl III Director since 2020 Age: 65

Anthony P. Bihl served as Chief Executive Officer and a member of the board of managers of Bioventus, LLC, a company that develops, manufactures and sells products that promote active orthopedic healing, from December 2013 to April 2020. From June 2011 through June 2012, he was Group President of American Medical Systems, or AMS, a subsidiary of Endo Pharmaceuticals. Mr. Bihl was President, Chief Executive Officer and a director of AMS from April 2008 until Endo acquired AMS in June 2011. He served as Chief Executive Officer of the Diagnostics Division of Siemens Medical Solutions from January to November 2007, and as President of the Diagnostics Division of Bayer HealthCare from 2004 through 2006. Prior to that, Mr. Bihl served in a number of operations and finance roles at Bayer HealthCare and for over 20 years at E.I. DuPont.

Mr. Bihl is a director and Chairman of the Board of Spectral Medical, Inc. (TSX: EDTXF), a Canadian company that develops products for the diagnosis and treatment of severe sepsis and septic shock, and Sonendo, Inc. (NYSE:SONX), a leading dental technology company that began trading on the New York Stock Exchange on October 29, 2021. In addition, Mr. Bihl currently serves on the boards of directors of Flowonix Medical Inc., a privately-held company that develops and markets targeted drug delivery platforms (since July 2020). Mr. Bihl previously served as a member of the board of directors of Nuvectra Corporation (OTC: NVTRQ) from March 2016 to May 2020 and prior to March 2016, served on the board of directors of Integer Holdings Corporation (NYSE: ITGR) before it spun off Nuvectra. The Board believes that Mr. Bihl is well qualified to serve on Meridian’s Board considering his more than 30 years of experience in the medical device industry in a variety of operations, finance and general management roles.

Dwight E. Ellingwood Director since 2014 Age: 69	Dwight E. Ellingwood has over 40 years of experience in health care strategy, planning and business development, and since 2017 has served as a Teaching Professor and Associate Director for Practitioner Experience in the Masters Program of the Department of Health Services Administration at Xavier University in Cincinnati, Ohio. Mr. Ellingwood previously served as Senior Vice President of Strategy, Communications and Public Affairs for TriHealth, Inc. in Cincinnati, Ohio (November 2014 – July 2016) and as the Lead Executive for the Collective Impact on Health, The Health Collaborative (2014). From 1997 to 2013, Mr. Ellingwood served as Senior Vice President, Planning and Business Development for Cincinnati Children’s Hospital Medical Center, following executive experience with the Spohn Health System in Corpus Christi, Texas (1990 – 1997) and as a health care consultant in Salt Lake City, Utah (1978 – 1990). The Board believes that the Company benefits greatly from Mr. Ellingwood’s extensive experience in management, strategy and business development in the health care industry.

Jack Kenny Director since 2017 Age: 53	Jack Kenny serves as Meridian’s Chief Executive Officer, having joined the Company on October 9, 2017. Before joining Meridian, Mr. Kenny served as Senior Vice President and General Manager, North America, with Siemens Healthcare, a position he held from October 2014 to May 2017. From June 2012 through October 2014, Mr. Kenny served as Vice President and General Manager, U.S. Region, for Becton Dickinson, Diagnostic Systems. Prior to June 2012, Mr. Kenny held executive roles at Danaher Corporation and Quest Diagnostics. Mr. Kenny’s experience as a key executive leader within large public companies in the health care and medical device industry, as well as his ongoing insights into Meridian’s business and operations, makes him a valuable member of the Board.

John C. McIlwraith Director since 2015 Age: 62	John C. McIlwraith co-founded Allos Ventures, a venture capital firm, in March 2010 and has served as a Managing Director there since that time. Prior to founding Allos Ventures, Mr. McIlwraith was a Managing Director of Blue Chip Venture Company, a Cincinnati-based venture capital firm, which he joined in 1997. He has served on the board of directors of more than 20 health care or information technology companies, including as the Chairman of the Board and later Lead Director of Assurex Health, the provider of a pharmacogenetic test that analyzed genetic variations which impact how patients metabolize and respond to medications that treat mental health conditions, which was sold to Myriad Genetics. Prior to 1997, Mr. McIlwraith served as Senior Vice President of Strategic Planning and General Counsel of publicly-traded Quantum Health Resources, Inc., a provider of biologic drugs and other therapies to patients with rare chronic diseases; Senior Vice President of Development of Olsten Health Services (which acquired Quantum); and was a partner in the Jones Day law firm. The Board believes that Mr. McIlwraith’s strategic, business development and legal experience, and his years of business-building experience with a large number of startup and growth companies, including health care companies, render his service on the Board valuable to Meridian.

John M. Rice, Jr. Director since 2017 Age: 72	John M. Rice is a Managing Director leading the Life Sciences practice at CincyTech, a firm that provides advice and capital to entrepreneurs, helps research institutions commercialize technology through start-ups, and catalyzes investment from individuals and institutions to regional companies, having previously served as Director of Life Sciences since 2014. Dr. Rice is also the founder of Triathlon Medical Venture Partners, a venture capital firm that invests equity capital in early and expansion stage life science companies, having served as Managing Partner from 2003 – 2018. He was previously a Managing Director at Senmed Medical Ventures from 1989 – 2003. In his greater than 30 years in health care venture capital, Dr. Rice has served on the board of directors of more than 25 privately-held health care companies, currently chairing the boards of Genetesis, Kurome and Airway Therapeutics. In addition, he currently chairs the Investment Advisory Board of the Harrington Discovery Institute and serves on the board of Enable Injections. The Board believes that Dr. Rice’s scientific background and years of experience with a number of companies operating in the health care and related industries, as well as extensive experience within the capital markets, is extremely valuable to Meridian.

Catherine A. Sazdanoff Director since 2015 Age: 65	Catherine A. Sazdanoff serves as Chairwoman of the Nominating and Corporate Governance Committee. Since 2015, she has served as President and Chief Executive Officer of Sazdanoff Consulting, LLC, providing health care strategy and business development advisory services to a number of clients, including currently serving in the following capacities for Strata Oncology Inc., a precision oncology company: Chief Business Development Officer (since February 2021), and Chief Compliance and Legal Officer (since December 2019). This follows Ms. Sazdanoff having joined Strata in May 2016 as Chief Business Officer (May 2016 – September 2017) and consulted as Business Advisor (October 2017 – February 2019). Since July 2019, Ms. Sazdanoff has served as an independent director of the board of InMed Pharmaceuticals, Inc., currently chairing its nominating and governance committee, and serving on its audit and compensation committees. Ms. Sazdanoff is also a member since April 2016 of the Advisory Board of Neurocern, Inc., a dementia insuretech company, and is a lecturer since March 2018 in the Business of Biotech program at the University of Chicago Graham School for Continuing and Professional Education. She serves on the External Advisory Board of the Rosalind Franklin University Innovation and Research Park. Ms. Sazdanoff’s prior corporate roles include a number of global corporate positions with Takeda Pharmaceuticals, Inc. (“Takeda”), a wholly-owned subsidiary of Japanese-based Takeda Pharmaceutical Corporation, from 2006 to 2015 including VP, Head of Corporate Projects (2012 – 2015); VP, Global Business Development (2011 – 2013); and VP, Corporate Development (2010 – 2011). Ms. Sazdanoff’s time at Takeda was preceded by approximately 22 years with Abbott Laboratories, where she held numerous executive positions covering legal, compliance and business development. The Board believes that Ms. Sazdanoff’s years of experience in the pharmaceutical and medical diagnostics industries makes her service on the Board valuable to Meridian.

Felicia Williams Director since 2018 Age: 56

Felicia Williams serves as Chairwoman of the Audit Committee. Ms. Williams is currently serving as the Macy’s Inc. Fellow for CEO Action for Racial Equality, a fellowship that provides the 1,500+ CEO signatories of CEO Action for Diversity & Inclusion with an opportunity to advance racial equity through public policy to address systemic racism and social injustice and improve societal well-being. Prior to becoming a Fellow, Ms. Williams served as Macy’s Interim Chief Financial Officer and Enterprise Risk Officer from June 2020 to November 2020. Since joining Macy’s in June 2004, Ms. Williams has served as Executive Vice President, Controller and Enterprise Risk Officer (June 2016 – June 2020) and Senior Vice President, Finance and Risk Management (February 2011 – June 2016), as well as in other finance, treasury, risk management and internal audit capacities. Prior to her time at Macy’s, Ms. Williams served in various financial positions at the Coca-Cola Hellenic Bottling Company in Athens, Greece and The Coca-Cola Company in Atlanta, Georgia (June 1994 – June 2004).

Since March 2021, Ms. Williams has served as a director and member of the audit committee of Realogy Holdings Corp. (NYSE:RLGY), a leading provider of U.S. residential real estate services. Ms. Williams brings broad and wide-ranging accounting, finance, treasury and enterprise risk management experience, including analyzing financial statements, complex accounting issues and internal controls over financial reporting, which qualifies her as an “audit committee financial expert” under SEC guidelines. The Board believes her experience greatly benefits the Company.

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

Our Audit Committee has appointed Ernst & Young LLP (“Ernst & Young” or “the Firm”) as our independent registered public accounting firm for the fiscal year ending September 30, 2022. In evaluating the appropriateness of engaging Ernst & Young as the Company’s independent registered public accounting firm, the Audit Committee considered a number of factors including, but not limited to: (i) Ernst & Young’s relevant technical expertise and its significant institutional knowledge of the Company’s operations and industry; (ii) the quality and candor of the Firm’s communications with the Audit Committee and management; (iii) the Firm’s independence, including the consideration of any non-audit services provided and their impact on independence; (iv) the quality and efficiency of the services provided, including input from management on the Firm’s performance, objectivity and professional skepticism; (v) external data on audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on the Firm and its peer firms; (vi) the appropriateness of the Firm’s fees; and (vii) the Firm’s tenure as independent auditors, including the benefits of a longer tenure, and the controls and processes in place that help ensure the Firm’s continued independence. Ernst & Young has served as the Company’s independent registered public accounting firm since December 2020. Our Board has directed that this appointment be submitted to our shareholders for ratification. Although ratification of our appointment of Ernst & Young is not required, we value the opinions of our shareholders and believe that shareholder ratification of our appointment is a good corporate governance practice.

Ernst & Young also served as our independent registered public accounting firm for the fiscal year ended September 30, 2021. Neither the Firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services. A representative of Ernst & Young is expected to virtually attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from shareholders. In the event that the appointment of Ernst & Young is not ratified by the shareholders, the Audit Committee intends to continue the engagement of Ernst & Young at least through the fiscal year ending September 30, 2022. Even if the appointment of Ernst & Young is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interests of the Company.

Recent Change in Accounting Firm

Following a request for proposal (“RFP”) process, effective December 22, 2020 (the “Effective Date”), the Audit Committee of the Board of Directors of Meridian selected Ernst & Young as the Company’s independent registered public accounting firm for the Company’s fiscal year ended September 30, 2021. The Audit Committee dismissed Grant Thornton LLP (“Grant Thornton”), the Company’s then current independent registered public accounting firm, effective as of the Effective Date.

Grant Thornton’s reports on the Company’s Consolidated Financial Statements as of and for the fiscal years ended September 30, 2020 and 2019 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended September 30, 2020 and 2019, and the subsequent interim period through the Effective Date, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and Grant Thornton on any matters of accounting principles or practices, consolidated financial statement disclosure, or auditing scope or procedure which, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference thereto in their reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Company requested that Grant Thornton furnish a letter addressed to the SEC stating whether or not it agrees with the above statements, and, if not, stating the respects in which it does not agree. A copy of Grant Thornton’s letter agreeing with the above statements, dated December 28, 2020, was filed as Exhibit 16.1 to Meridian’s Form 8-K filed on or about December 30, 2020.

During the fiscal years ended September 30, 2020 and 2019 and the subsequent interim period through the Effective Date, neither the Company nor anyone on its behalf consulted with Ernst & Young regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s Consolidated Financial Statements, and neither a written report nor oral advice was provided to the Company that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Principal Accounting Firm Fees

Aggregate fees billed to Meridian by Ernst & Young and Grant Thornton for fiscal years 2021 and 2020, as applicable, are listed below:

Ernst & Young
	2021	2020
Audit Fees	$702,500	$-
Audit-Related Fees	-	-
Tax Fees	189,150	-

	$891,650	$-

Grant Thornton
	2021	2020
Audit Fees	$-	$602,382
Audit-Related Fees	-	77,625
Tax Fees	326,427	475,909

	$326,427	$1,155,916

Audit Fees. Audit fees are the fees billed for professional services rendered by Meridian’s independent registered public accounting firms for their: (i) audit of Meridian’s consolidated financial statements for the fiscal years ended September 30, 2021 and 2020, respectively; (ii) reviews of the unaudited quarterly consolidated financial statements contained in the reports on Form 10-Q filed by Meridian during those years; (iii) audits of wholly-owned subsidiaries’ statutory accounts in the United Kingdom, Israel and China during fiscal 2021 and 2020; and (iv) reporting on Meridian’s internal controls during those years.

Audit-Related Fees. Audit-related fees are the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Meridian’s consolidated financial statements.

Tax Fees. Tax fees are the fees billed for tax return preparation and compliance in Australia, Canada, China, England, Germany, Israel and the United States, as well as consultation and research on various matters such as the U.S. tax reform act, state tax issues, international tax issues, transfer pricing, and tax planning.

The Board recommends that you vote FOR the ratification of appointment of Ernst & Young LLP as Meridian’s independent registered public accounting firm for the 2022 fiscal year.

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY” PROPOSAL)

(Item 3 on the Proxy Card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank”), enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (“SEC”). Dodd Frank also provides that shareholders periodically be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers. This opportunity was provided to our shareholders at our 2018 annual meeting, where over 80% of our voting shareholders voted to hold the “say-on-pay” advisory vote annually, in accordance with the recommendation of our Board of Directors. As a result, we are again holding a say-on-pay advisory vote at our 2022 annual meeting, with the next say-on-pay advisory vote to be held at our 2023 annual meeting.

As described below under the heading “Compensation Discussion and Analysis” beginning on page 17 of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our shareholders. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value, while aligning our executives’ interests with those of our shareholders. Further, our programs require that a substantial portion of each named executive officer’s compensation be contingent on delivering performance results that benefit our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return.

The vote on this matter is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. The Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our shareholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Board recommends that you vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

CORPORATE GOVERNANCE

As an Ohio corporation, Meridian is governed by the corporate laws of Ohio. Since Meridian’s common shares are publicly traded on the Nasdaq Global Select Market, and it files reports with the SEC, it is also subject to Nasdaq rules and federal securities laws.

Board Leadership Structure

Governance of the Company is placed in the hands of the directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Meridian on your behalf. The Board reviews Meridian’s long-term strategic plans and exercises direct decision making authority in all major decisions, such as acquisitions, the declaration of dividends, major capital expenditures and the establishment of certain company policies.

The Board operates and evaluates its performance in accordance with Corporate Governance Guidelines approved by the Board. These Guidelines are available on our website www.meridianbioscience.com.

The Board is responsible for evaluating and determining Meridian’s leadership structure, and believes that at this point in time separate individuals should serve in the capacities of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”). It is the Board’s belief that such a structure provides the Company with the right foundation to pursue its strategic and operational objectives, while maintaining effective oversight and objective evaluation of the Company’s performance. Mr. Jack Kenny holds the position of CEO. Mr. David C. Phillips holds the position of Chairman of the Board, having served as a director since 2000. However, on November 19, 2022, Mr. Phillips notified the Company of his retirement as a director of the Company effective January 26, 2022. The Board intends to elect a new chairman when Mr. Phillips’ current term expires and will not replace the vacated seat, which will reduce the number of directors to eight (candidates listed above). In his capacity as Chairman, Mr. Phillips has been responsible for: (i) general Board activities, including setting agendas for Board meetings and presiding over all meetings of the Board and shareholders; and (ii) providing advice and counsel to Meridian’s management regarding the Company’s business operations. As CEO, Mr. Kenny is responsible for the general management, oversight, supervision and control of the business affairs of Meridian, and ensuring that all resolutions of the Board are put into effect.

In accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the Nasdaq listing standards and Exchange Act rules. Meridian’s Director Independence Standards are available at our website www.meridianbioscience.com. Based on these standards, the Board has determined that each of the following members of the Board is independent: James M. Anderson, Anthony P. Bihl, Dwight E. Ellingwood, John C. McIlwraith, David C. Phillips, John M. Rice, Catherine A. Sazdanoff, and Felicia Williams.

During fiscal 2021, the Board of Directors met on 14 occasions. The independent directors plan to meet as necessary during fiscal 2022 without the presence of management directors. During fiscal 2021, the independent directors met five times in executive session without the presence of management directors following regularly scheduled Board meetings. All of our directors attended at least 75% of the aggregate of all Board meetings and all meetings of Committees on which such directors served during fiscal 2021.

Meridian expects all directors to attend shareholders’ meetings, and all directors attended the 2021 Annual Shareholders’ Meeting.

Shareholders may communicate with the full Board or individual directors on matters concerning Meridian by mail or through our website, www.meridianbioscience.com, in each case to the attention of the Vice President, Investor Relations, the address for whom is set forth on page 34 of this proxy statement.

The Board’s Role in Risk Oversight

The Board of Directors, as a whole and also at the Committee level, plays a key role in operational risk oversight at Meridian and works with management to understand the risks the Company faces, the steps that management is taking to manage those risks and the level of risk appropriate for the Company in light of its overall business strategy. The Board approves the high level strategies, financial plans and policies of Meridian, setting the tone and direction for the appropriate levels of risk-taking within the organization.

While overall responsibility for risk oversight rests with the Board, it is the Audit Committee that has been given the primary responsibility of monitoring and evaluating the adequacy of management’s risk assessment and risk management practices. This role is carried out through its charter-mandated responsibilities related to Meridian’s: (i) overall financial risks and exposures; (ii) consolidated financial statement risks and exposures; (iii) financial reporting processes; (iv) compliance with ethics policies, such as the Code of Ethics, Employee Complaint Policy, Securities Trading Policies and the Foreign Corrupt Practices Act Policy; and (v) compliance with governmental and legal regulations, including those contained within the Sarbanes-Oxley Act. The Audit Committee provides regular reports to the full Board and works closely with management to update the full Board, as necessary, on matters identified through these Committee risk oversight roles.

The Board has adopted a Code of Ethics applicable to Meridian’s officers, directors and employees. This Code of Ethics is posted on www.meridianbioscience.com. Any amendments to or waivers of the Code of Ethics (to the extent permitted by Nasdaq Marketplace Rule 5610) will be posted on our website within four business days after the date of an amendment.

Committees of the Board of Directors

The directors have organized themselves into the standing Committees described below. Each of these Committees has a charter posted on www.meridianbioscience.com. Meridian does not have an Executive Committee of its Board of Directors. The following table identifies membership and the Chairperson of each of the current standing Committees of the Board, as well as the number of times each Committee met during the fiscal year.

Director	Audit	Compensation	Nominating and Corporate Governance
James M. Anderson	Member	Chair
Anthony P. Bihl	Member	Member
Dwight E. Ellingwood			Member
John C. McIlwraith		Member
David C. Phillips	Ex-Officio	Ex-Officio	Ex-Officio
John M. Rice			Member
Catherine A. Sazdanoff Felicia Williams	Chair		Chair
Meetings in Fiscal 2021	9	10	4

The Audit Committee is comprised of Felicia Williams (Chair), James M. Anderson, Anthony P. Bihl, and David C. Phillips (Ex-Officio). The Committee met nine times during fiscal 2021. Each member is able to read and understand fundamental financial statements. Felicia Williams has been designated as an Audit Committee financial expert as that term is defined by the SEC.

The Committee oversees the accounting and financial reporting processes of Meridian and the audit of its consolidated financial statements by its independent registered public accounting firm. The Committee is solely responsible for the appointment, compensation, retention and oversight of Meridian’s independent registered public accounting firm. The Audit Committee also evaluates information received from Meridian’s independent registered public accounting firm and management to determine whether the independent registered public accounting firm is independent of management. The independent registered public accounting firm reports directly to the Audit Committee.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Meridian concerning accounting, internal accounting controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

The Audit Committee, or its Chairwoman, approves all audit and non-audit services performed for Meridian by its independent registered public accounting firm before those services are commenced. The Chairwoman reports to the full Audit Committee at each of its meetings regarding pre-approvals she made since the prior meeting and the Committee approves what she has done between meetings. For these purposes, the Audit Committee or its Chairwoman is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.

As previously noted on page 10 in “The Board’s Role in Risk Oversight” section, the Audit Committee also bears certain risk oversight responsibilities.

The Audit Committee has submitted the following report for inclusion in this proxy statement:

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Meridian’s financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process including the systems of internal controls over financial reporting. As part of the oversight processes, the Audit Committee regularly meets with management of Meridian, Meridian’s independent registered public accounting firm and Meridian’s finance and accounting personnel. The Audit Committee regularly meets with each of these groups separately in closed sessions. Throughout the year, the Audit Committee had full access to management, the independent registered public accounting firm and internal auditor for Meridian. To fulfill its responsibilities, the Audit Committee did, among other things, the following:

(a)

reviewed and discussed Meridian’s audited consolidated financial statements for fiscal 2021 with Meridian’s management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements;

(b)

reviewed management’s representations that the interim and audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and fairly present the results of operations and financial position of Meridian;

(c)

reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and SEC rules, including matters related to the conduct of the audit of Meridian’s consolidated financial statements;

(d)

discussed with the independent registered public accounting firm the firm’s independence from management and Meridian including the matters in the written disclosures and letter received from the independent registered public accounting firm as required by applicable requirements of the PCAOB;

(e)

based on the reviews and discussions with management and the independent registered public accounting firm, the independent registered public accounting firm’s disclosures to the Audit Committee, the representations of management and the report of the independent registered public accounting firm, recommended to the Board, which adopted the recommendation, that Meridian’s audited consolidated financial statements be included in Meridian’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, for filing with the SEC; and

(f)

reviewed all audit and non-audit services performed for Meridian by the independent registered public accounting firm for the fiscal year ended September 30, 2021 and determined that its provision of non-audit services was compatible with maintaining its independence from Meridian.

Respectfully submitted,

Audit Committee

Felicia Williams (Chair)

James M. Anderson

Anthony P. Bihl

David C. Phillips (Ex-Officio)

The Compensation Committee is comprised of James M. Anderson (Chair), Anthony P. Bihl, John C. McIlwraith, and David C. Phillips (Ex-Officio) and is responsible for establishing compensation for executive officers and administering the Company’s compensation plans. As used in this proxy statement, “executive officer” means our chief executive officer, chief financial officer and any executive vice president. This includes establishing base salary levels and cash-based incentive plans, making stock-based awards, and otherwise dealing in all matters concerning compensation of the executive officers. During fiscal 2021, the Compensation Committee met ten times.

In general, the Compensation Committee annually reviews the Company’s compensation programs and its philosophy in setting performance targets each year. The Company provides the Compensation Committee with information on total compensation received for all executive officers, including the sources of such compensation, for the immediately preceding fiscal year and recommendations for the current fiscal year. In discharging the responsibilities of the Board of Directors relating to compensation of the Company’s CEO and other executive officers, the purposes of the Compensation Committee are, among others: (i) to review, set and recommend to the Board the compensation of the CEO and the Company’s other executive officers; and (ii) to oversee the compensation policies and programs of the Company, including stock and benefit plans. The Compensation Committee’s specific functions include adopting, administering and approving the Company’s cash-based incentive compensation and stock-based incentive plans and awards, including amendments to the plans or awards and performing such duties and responsibilities under the terms of any executive compensation plan, incentive-compensation plan or equity-based plan. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. In 2021, the Committee also conducted a review of the CEO’s performance, reviewed the CEO’s assessment of his team’s performance, reviewed its Charter and conducted a self-assessment, facilitated by a third party.

The Compensation Committee determines the amount and mix of compensation components for the CEO, Mr. Kenny, for recommendation to the Board. As CEO, Mr. Kenny provides recommendations to the Compensation Committee with respect to the compensation to be paid to the other Named Executive Officers.

To achieve corporate objectives, the Committee believes it is important to provide competitive levels of compensation in order to retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. The Committee believes Meridian’s long-term objectives can be achieved through a mix of cash-based incentive compensation plans and stock-based incentive compensation plans.

The Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation are discussed in the section entitled “Compensation Discussion and Analysis” in this proxy statement. See Compensation Committee Report on page 27 following the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an officer or employee of the Company. None of the members of the Compensation Committee is or was a participant in any related person transaction in fiscal 2021 (see the section entitled “Transactions With Related Persons” in this proxy statement for a description of our policy on related person transactions). Lastly, none of the members of the Compensation Committee is an executive officer of another entity at which one of our executive officers serves on the Board of Directors. No Named Executive Officer of Meridian serves as a director or as a member of a committee of any company of which any of the Company’s non-employee directors are executive officers.

The Nominating and Corporate Governance Committee consists of Catherine A. Sazdanoff (Chair), Dwight E. Ellingwood, John M. Rice, and David C. Phillips (Ex-Officio). The Committee met four times during fiscal 2021. In November 2021, the Committee considered and recommended the nomination of the eight nominees identified in this proxy statement. The Committee identifies qualified nominees for the Board, recommends to the Board who will be nominated by the Company for election to the Board and recommends to the full Board any changes in the size of the Board. The Committee also reviewed its Charter and oversaw a third-party-facilitated self-assessment of the Board and its Committees, the results of which are in process to be reviewed by the Nominating and Corporate Governance Committee.

In identifying, considering and recommending candidates for nomination to the Board, the Nominating and Corporate Governance Committee assesses the qualifications of all candidates for the Board on an equal basis, taking into account, among other factors which it may deem appropriate, the judgment, skill, diversity, independence, and business experience of the potential nominee and the needs of the Board as its function relates to the business of the Company. The Committee also discusses a director skills matrix, which it has prepared and periodically updates. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors, nor does the Committee have a formal policy with respect to diversity. However, the Committee, working with the Board, considers the diversity of all of the Company’s stakeholders – including shareholders, employees and customers – when engaging in corporate governance discussions.

The Committee considers candidates for nomination from a variety of sources including recommendations of shareholders. Shareholders desiring to submit recommendations for nomination by the Committee should direct them to the Chair of the Nominating and Corporate Governance Committee in care of the Company at its address shown on the cover page of this proxy statement.

DIRECTORS AND EXECUTIVE OFFICERS

This table identifies the executive officers and directors of Meridian and shows the number of shares beneficially owned, as determined under SEC rules, on December 2, 2021. Beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and any shares that the individual has the right to acquire within 60 days.

		Common Stock Beneficially Owned
Name	Position	Amount[1]	Percentage

Jack Kenny	Chief Executive Officer and Director	192,751	*
Bryan T. Baldasare[2]	Executive Vice President, Chief Financial Officer, Chief Accounting Officer, and Secretary	86,690	*
Lourdes G. Weltzien[3]	Executive Vice President, Life Science	71,052	*
Tony Serafini-Lamanna[4]	Executive Vice President, Diagnostics	5,268	*
David C. Phillips[8]	Chairman of the Board and Director	156,079	*
James M. Anderson[5,6]	Director	118,953	*
Anthony P. Bihl[5,6]	Director	22,787	*
Dwight E. Ellingwood[7]	Director	91,519	*
John C. McIlwraith[6]	Director	89,453	*
John M. Rice[7]	Director	50,973	*
Catherine A. Sazdanoff[7]	Director	86,153	*
Felicia Williams[5]	Director	51,003	*
All Executive Officers and Directors as a Group		1,022,681	2.3%

1 Includes shares for options and restricted stock units currently exercisable and/or exercisable or vesting within 60 days as follows: Mr. Kenny (139,603); Mr. Baldasare (66,926); Dr. Weltzien (30,000); Mr. Phillips (98,786); Mr. Anderson (98,786); Mr. Bihl (11,936); Mr. Ellingwood (78,786); Mr. McIlwraith (72,286); Dr. Rice (28,081); Ms. Sazdanoff (74,286); and Ms. Williams (45,286).

2 On December 6, 2018, Bryan T. Baldasare was promoted to be the Company’s Chief Accounting Officer effective January 1, 2019. Mr. Baldasare was appointed as the Company’s Chief Financial Officer effective October 1, 2019. Mr. Baldasare served the Company as Interim Chief Financial Officer since June 28, 2019. Prior to that, Mr. Baldasare served the Company as its Senior Vice President, Corporate Controller and Treasurer. Mr. Baldasare has been employed by the Company since 2000, holding positions of increasing responsibility in the Company’s accounting and finance departments. On December 2, 2021, Meridian announced Mr. Baldasare’s retirement effective as of December 31, 2021. Age: 55

3 Lourdes G. Weltzien joined Meridian in July 2008 as General Manager of Life Science and was appointed Vice President and General Manager of Life Science in April 2013, as well as President of Asia Pacific Markets in July 2016, and Executive Vice President, Life Science in March 2018. Prior to joining Meridian, Dr. Weltzien held various executive and management positions with Sigma-Aldrich Corporation (now Millipore-Sigma) since 1994. Age: 56

4 Tony Serafini-Lamanna joined Meridian in April 2018 as Vice President and General Manager of Diagnostics and was appointed Executive Vice President, Diagnostics in May 2020. Prior to joining Meridian, Mr. Serafini-Lamanna held various executive and management positions with Siemens Healthcare since 2001. Age: 58

5 Audit Committee Member.

6 Compensation Committee Member.

7 Nominating and Corporate Governance Committee Member.

8 Ex-Officio member of Audit, Compensation, and Nominating and Corporate Governance Committees.

* Less than one percent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists the persons known by the Company to be the beneficial owners of more than five percent of the Company’s common stock as of December 2, 2021, unless otherwise noted. Beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class[1]

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,847,747	15.90
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,757,715	11.03
Earnest Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	4,341,834	10.10
Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	2,313,864	5.37
Deerfield Mgmt, L.P. 345 Park Avenue South, 12th Floor New York, NY 10010	2,161,000	5.01

1 For the beneficial owners listed in the table, the percentages listed reflect disclosures in the Schedule 13Gs most recently filed by each beneficial owner with the SEC as of the date of this proxy statement.

DELINQUENT SECTION 16(A) REPORTS

Section 16 of the Securities Exchange Act of 1934 requires Meridian’s executive officers, directors and persons who own more than ten percent of a registered class of Meridian’s equity securities to file reports of ownership and changes in ownership with the SEC. Based on a review of the copies of such forms received by it, Meridian believes that during the last fiscal year, all of its executive officers, directors and ten percent shareholders complied with the Section 16 reporting requirements except as described below. In making these statements, Meridian has relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, and the written representation of its directors and executive officers.

Bryan T. Baldasare and Lourdes G. Weltzien each filed a late form 4 on December 21, 2020 to report the sale of 1,991 and 2,666 shares, respectively, to cover tax withholding arising from the vesting of equity awards that occurred on November 16, 2020 for Mr. Baldasare, and on November 16, 2020 and November 23, 2020 for Dr. Weltzien.

TRANSACTIONS WITH RELATED PERSONS

Nasdaq rules require the Company to conduct an appropriate review of related party transactions required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404 for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another Committee comprised of independent directors. As a result, the Audit Committee annually reviews all such related party transactions and approves each related party transaction if it determines that it is in the best interests of the Company. Additionally, the Audit Committee’s Charter provides it the authority to review, approve and monitor transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock). This also covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). In considering the transaction, the Audit Committee may consider all relevant factors, including, as applicable: (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company. This policy is included in the Company’s Employee Handbook. The approvals of such related person transactions are evidenced by internal Company resolutions, minutes or memoranda.

COMPENSATION DISCUSSION AND ANALYSIS

Throughout this proxy statement, the individuals who served as the Company’s CEO and Chief Financial Officer during fiscal 2021, as well as the other individuals listed in the Summary Compensation Table below, are referred to as the “Named Executive Officers” or “NEOs.”

Compensation Philosophy and Objectives

Our executive compensation is tied to performance objectives that are aligned with our strategic objectives to incentivize and focus behavior on creating long-term shareholder value. Meridian believes that employees who understand our purpose will drive progress. In order to create value for our shareholders, it has been important for us to focus on the core areas of growth, cost containment and organizational development. We continued to transform our business resources in 2021, based on where we believe we can better compete in the market and better leverage our strengths across the globe. Our strategic priorities are as follows:

●	Reshape the financial profile to achieve higher growth over time, while maintaining strong financial returns and mitigating risks in our business.

●	Focus on organic and inorganic investment to re-allocate capital to where we can win and compete over the long-term.

●	Align the deployment of human capital and minimize risk, while improving organizational fitness.

Compensation and benefit programs are an important part of the Company’s employment relationship, which also include challenging and rewarding work and a focus on career growth, while aligning with our strategy of increasing shareholder value. Pay for performance is fundamental to our compensation philosophy. We reward individuals’ performance for contributions to business success.

Critical to each element of our total compensation and benefits philosophy is that it be based on a strategy to attract, retain, and unlock the potential of our human capital, and it therefore consists of competitive base pay, incentive programs, and benefits that provide income security and protection. The affordability of compensation and benefits are considered over the medium- to long-term, and to the extent possible, will not fluctuate based on short-term business conditions.

The key principles to the design of our compensation programs are as follows:

●	Base salaries, which reflect job responsibilities, market competitiveness, and individual performance in connection with merit increases;

●	Annual cash-based incentive opportunities, which are a function of Company and personal performance; and

●

Longer-term stock-based incentive opportunities under our 2021 Omnibus Award Plan, in the form of stock options and restricted stock unit grants that vest over a minimum service period, and a new performance-based restricted stock unit program, which align the long-term interests of senior management with our shareholders.

Base salaries are based on individual job duties, performance and achievements, while considering internal pay equity, retention, critical skills, and independent survey market data. Annual cash-based incentive programs are based on defined metrics aligned to our strategic objectives and the achievement of performance goals that are set at levels to motivate executives to commit to growth and align with shareholder value creation, while improving performance.

Stock-based incentive awards historically consisted of restricted stock units and non-qualified stock options, with vesting generally being time-based. During November 2021, the Company adopted a performance-based restricted stock unit program as discussed below. Stock-based awards are designed to both reward and retain, while aligning interests of management with our shareholders.

The Compensation Committee has established several principles and practices that are important to achieving our compensation philosophy and objectives. These are summarized below.

Gross-up Payments, Repricing of Options, Pledging, Hedging and Margin Accounts

The Company avoids contractual agreements that include excise tax gross-up payments. It does not allow the repricing of options, which is not permitted under the 2021 Omnibus Award Plan without first obtaining the approval from shareholders of the Company. Additionally, the Company’s Insider Trading Policy places restrictions on the Company’s directors and executive officers regarding entering into hedging transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans. Specifically, our Insider Trading Policy provides that directors, executive officers and certain other designated employees may not purchase Meridian securities on margin or borrow against any account in which Meridian securities are held. The Policy also provides that such persons may not pledge Meridian securities as collateral for a loan or engage in hedging or monetization transactions (such as zero-cost collars and forward-sale contracts) with respect to Meridian securities. No directors or executive officers have in place any pledges or hedging transactions.

Recovery of Past Awards

The Board has adopted a compensation recoupment or “clawback” policy, applicable to all officers subject to Section 16 of the Securities Exchange Act of 1934. Under this policy, the Company will pursue recoupment of any excess compensation, including incentive cash bonuses, restricted stock unit awards, stock options or other compensation, which was awarded to a covered officer based on financial statements of the Company where such statements are required to be restated as a result of the intentional misconduct or fraud of the covered officer. In addition to recoupment, the Company shall take such other remedial actions deemed necessary against a covered employee, including recommending disciplinary actions up to and including termination and other available remedies. The recovery period for recoupment of any compensation is up to two fiscal years preceding the date on which the Company is required to prepare and file the restated financial statements. This policy has been proactively adopted in advance of final guidance under Section 954 of the Dodd-Frank Act and will be amended to conform with this Section when final guidance is available.

Minimum Vesting Periods

Awards granted under the 2021 Omnibus Award Plan, other than cash-based awards, are generally subject to minimum vesting requirements of one year. The 2021 Omnibus Award Plan also provides that no restricted stock or restricted stock units conditioned upon the achievement of performance objectives shall be based on a restriction period of less than one year, subject to the Plan’s provisions applicable to termination of employment and change in control.

Cash Buyouts of Underwater Options

Although the plan document for our 2021 Omnibus Award Plan does not include a provision expressly prohibiting cash buyouts of options or stock appreciation rights, the Compensation Committee believes cash buyouts of “underwater options” is a governance practice that investors view as unfavorable. As a result, the Compensation Committee is generally opposed to cash buyouts of options or stock appreciation rights.

Back-Dating and Spring-Loading

Neither Meridian nor the Compensation Committee engages in spring-loading, back-dating or bullet-dodging practices. Meridian’s Board has adopted a policy that provides that the Compensation Committee may grant equity awards to Company employees (executive officers, vice presidents, senior directors and directors) for the Company’s annual equity compensation grant cycle only during the period of October 20 through November 10 each year. Stock options are granted at the closing market price on the date of grant. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to such option, including no rights to vote or to receive dividends. Restricted stock units do not have voting rights.

Ownership Guidelines

Consistent with its compensation philosophy and the principle of aligning the interests of management and directors of the Company with the interests of its shareholders, the Board of Directors has implemented stock ownership guidelines for “Specified Officers” (defined in the guidelines as those officers required to file beneficial ownership reports with the SEC) and non-employee directors. Under the guidelines, the Company’s CEO is required to own an amount of Company common stock (including non-vested restricted stock units) which is equal to or exceeds three times such CEO’s annual base salary, and Specified Officers other than the CEO are required to own an amount of Company common stock (including non-vested restricted stock units) which is equal to or exceeds such officer’s annual base salary. Also, under the guidelines, each of the Company’s non-employee directors is required to own an amount of Company common stock which is equal to or exceeds three times such non-employee director’s annual retainer. Generally, persons subject to the guidelines are required to achieve the applicable guideline not later than three years from the appointment to their position. As of the date of this proxy statement, persons subject to these guidelines have been deemed by the Board to have met their ownership target, either as a result of their direct holdings or shares held indirectly by an entity affiliated with such person, in accordance with the guidelines.

The Compensation Committee is responsible for ongoing oversight of compliance with this compensation philosophy. The Compensation Committee ensures that the total compensation paid to the NEOs is fair, reasonable and competitive.

At our 2021 annual meeting, Meridian once again held an advisory vote on the compensation of its NEOs, commonly referred to as a say-on-pay vote. Our shareholders approved the compensation of our NEOs, with approximately 86% of votes cast in favor of our 2021 say-on-pay resolution. Based on the results of the 2021 say-on-pay vote, the Compensation Committee concluded that the compensation paid to the NEOs and Meridian’s overall pay practices received strong shareholder support and do not require substantial revision to address shareholder concerns.

Executive Summary

Fiscal 2021 Highlights

Fiscal 2021 was a second consecutive record year for Meridian for reported net revenues and earnings. Actions of management over the previous two years prepared the Company to both weather the effects of the COVID-19 pandemic storm in Diagnostics and excel as a critical supplier to the IVD industry battling the global COVID-19 pandemic. The Compensation Committee recognized the following achievements of the Company during fiscal 2021 as it considered the Company’s compensation philosophy and related decisions related to executive compensation:

●	The Company reported record consolidated net revenues of $318 million, up 25% year-over-year;

●

The Life Science segment delivered record net revenues of $190 million, up 43% year-over-year, with the contribution of $112 million from COVID-19 related products for immunological and molecular tests;

●	The Diagnostics segment net revenues increased 5% year-over-year to $128 million, despite significant headwinds from the COVID-19 pandemic and the LeadCare® product recall;

●	The Company launched several new molecular reagents in air-dryable format with sample-specific characteristics;

●	The Company completed a second Emergency Use Authorization (“EUA”) submission for a PCR COVID-19 test on the Revogene® system, and received FDA authorization in November 2021; and

●	The Company acquired the BreathTek® business, adding the BreathTek® instrument and its Urea Breath Test for H. pylori to the diagnostics product portfolio.

Actions of the Compensation Committee

In several meetings during the year, Mr. Kenny and the Compensation Committee Chairman discussed, among other things, Meridian’s compensation philosophy and its effectiveness in attracting and retaining talented employees. They also discussed certain changes to the compensation programs for fiscal 2021, which are outlined in this proxy statement.

At its 2021 meetings, the Compensation Committee discussed these matters, both with and without the presence of management. The Compensation Committee discussed the recommendations of the CEO for compensation levels for all officers and the general pay increases to be paid throughout the Company. The Committee then made the compensation decisions, which are reflected in the figures presented in this proxy statement.

Fiscal 2021 Compensation Decisions

For Fiscal 2021, the target payout ratios as a percentage of base salary for the original Cash-Based Incentive Compensation Plan (“CICP”) were fifty percent (50%) for the NEOs other than the CEO, and ninety percent (90%) for the CEO. Thirty percent (30%) of the target payout ratio was based on achieving certain levels of net revenues; thirty percent (30%) of the target payout ratio was based on achieving certain levels of non-GAAP operating income; and forty percent (40%) was based on individual performance using a 1-5 rating system. The Business Accelerator and Individual Performance Kickers were aimed at rewarding performance for net revenues achievement and growth significantly above our original financial guidance published in November 2020 and our internal operating plan. The Kickers were not achieved for Fiscal 2021; however, the CICP under the original plan design achieved actual revenue and income of 135% and 150% of the targets, respectively. The individual performance achievements for the NEOs other than the CEO ranged from 75% to 125%, and for the CEO was 108%, resulting in the actual payout percentages shown below.

	ORIGINAL TARGETS

	Revenue Target (Millions)	Income¹ Target (Millions)	NEOs other than CEO	CEO

Original Plan at Targets	$300	$73.0	50%	90%

Original Plan Max Increments	$ 20	$4.9	15%	27%

Original Plan Design Max Payout[2]	$320	$77.9	65%	117%

Business Accelerator Kicker	$325 to $370	NA	3% to 30%	5.4% to 54%

Individual Performance Kicker	>$335	NA	10%	18%

Actual[3]	$318	$95.3	57.75% to 67.75%	115.93%

¹ Non-GAAP operating income excludes charges for acquisition-related costs and selected legal matters, as well as the change in fair value of the contingent consideration obligation for the GenePOC acquisition. The Compensation Committee believes that that use of this non-GAAP measure is more useful than the comparable GAAP measure in evaluating performance against incentive bonus achievement targets.

2 Original Plan Design Max Payout percentage is calculated based on 150% payouts for both the Revenue and Income component targets and 100% payout for the personal component.

3 Actual bonus payouts were calculated before consideration of BreathTek® revenue and income contributions.

Following is a reconciliation of GAAP operating income to non-GAAP operating income for fiscal 2021:

Operating Income (GAAP to Non-GAAP Reconciliation)

U.S. GAAP Operating Income	$93,034,000

Selected legal costs	2,803,000

Acquisition-related costs	392,000

Change in fair value of contingent consideration obligation	(909,000)

Non-GAAP Operating Income for use in Cash-Based Incentive Target Measurement	$95,320,000

The CICP payment for the CEO was determined by the Compensation Committee pursuant to the terms of Mr. Kenny’s employment agreement, as well as taking into consideration actual net revenues and non-GAAP operating income achieved, relative to the original targets and the Business Accelerator Kicker and Individual Performance Kicker thresholds noted in the table above.

Fiscal 2022 Compensation Decisions

Base Salaries

Based on our financial results in fiscal 2021 and the Compensation Committee’s review of the CEO’s evaluation of the other NEOs, merit increases for Dr. Weltzien and Mr. Serafini-Lamanna for fiscal 2022 are expected to be approximately 3%. With respect to Mr. Kenny, whose employment agreement has an October 1st anniversary, the Compensation Committee approved a 3% merit increase effective October 1, 2021 based on the Compensation Committee’s evaluation of Mr. Kenny’s performance during fiscal 2021. Base salaries across all Meridian employees below the executive level are expected to increase approximately 3% effective January 1, 2022.

Cash-Based Incentive Compensation

The Compensation Committee approved the 2022 CICP structure, including performance targets and payout targets. The target payout ratios as a percentage of base salary are fifty-five percent (55%) for the NEOs other than the CEO, and ninety-five percent (95%) for the CEO. Thirty percent (30%) of the target payout ratio is based on achieving certain levels of net revenues; thirty percent (30%) of the target payout ratio is based on achieving certain levels of non-GAAP operating income; and forty percent (40%) is based on individual performance using a 1-5 rating system. Depending on the level of achievement, a NEO other than the CEO may earn from 0% to 93.5% of base salary, and the CEO may earn from 0% to 161.5% of base salary.

Cash-based incentive compensation, if earned, is paid in the first quarter of each fiscal year, for the prior fiscal year’s performance. The net revenues and operating income targets operate independently from one another. While the net revenues portion may be earned upon achieving the net revenues targets, the component related to operating income is subject to the Company’s attainment of the specific operating income target, after inclusion of the compensation expense related to cash-based incentive compensation. Should the Company fail to reach the minimum operating income target, generally, no cash-based incentive compensation will be paid for this component.

The Compensation Committee has designed the net revenues and operating income thresholds to be reasonably achievable targets, yet at levels that require diligence to produce meaningful performance. The Compensation Committee has also established “kickers” that are aimed at rewarding performance for net revenues achievement and growth significantly above our financial guidance and internal operating plan, while maintaining a minimum non-GAAP operating income margin of at least 22%. Such “kickers” are effective at revenues ranging from $325 million to $370 million. At $325 million, a NEO other than the CEO could earn as much as 96.8% of base salary, and the CEO could earn as much as 167.2% of base salary. At $370 million, a NEO other than the CEO could earn as much as 126.5% of base salary, and the CEO could earn as much as 218.5% of base salary. At kicker levels of $340 million and above, maximum kicker amounts for a given level are subject to a business unit achieving at least 100% of its $150 million net revenues plan, and the achievement of an individual performance rating of 3 or higher on the 1-5 rating system.

Stock-Based Incentive Compensation

Awards to be granted to certain executives of the Company, including the NEOs and the CEO, are based on fixed dollar values that are dependent on the executive’s level in the Company. Such awards have historically been in the form of restricted stock units, and in some cases, non-qualified stock options, that vested over certain service periods. In November 2021, performance-based restricted stock units (“PSU”) were granted to certain executives, including the NEOs and CEO, based on fixed dollar values that are dependent on the executive’s level in the Company. The performance conditions in these awards are based on a range of net revenues for each business unit and non-GAAP consolidated operating income before consideration of stock-based compensation expense, each to be measured for the Company’s fiscal 2024.

For Life Science, the foundational principles underlying the performance metrics include a larger scale of net revenues in a post-pandemic world, fueled by innovative new products and broad penetration within industrial customers (IVD manufacturers, veterinary, environmental, ag-bio, etc.), while generating non-GAAP operating profit margin at 50% or higher.

For Diagnostics, the foundational principles underlying the performance metrics are intended to evidence that this business has completed a turnaround from its pre-fiscal 2019 lack of investment vulnerabilities, has fully recovered from the LeadCare® product recall situation, and has begun generating respectable returns from major investments to re-freshen its product portfolio and improve manufacturing efficiencies. These foundational principles contemplate success with commercial execution, new product clearances and launches, and manufacturing efficiencies.

Each business unit has a range of net revenues targets, as well as the consolidated non-GAAP operating income before consideration of stock-based compensation measurement, for fiscal 2024 that trigger a given level of PSU Award payout as follows:

Illustrative Performance Restricted Stock Units Payout Percentages¹
	50%	100%	200%
Life Science Net revenues Net revenues growth	$165,000,000 3.7%	$175,000,000 10.0%	$190,000,000 19.4%
Diagnostics Net revenues Net revenues growth	$165,000,000 1.9%	$175,000,000 8.0%	$190,000,000 17.3%
Consolidated Net revenues Net revenues growth Non-GAAP operating income	$330,000,000 2.8% $89,000	$350,000,000 9.0% $101,000	$380,000,000 18.3% $120,000

¹ Payout percentage scale is intended to be at a graduated pro rata rate between 50% and 100%, and 100% and 200%.

Given that the PSU Award program has a mix of net revenues and non-GAAP operating income targets, any mix which could be met or none at all, the table below summarizes the formula to allocate the award payouts across the financial targets.

	Life Science Net Revenues	Diagnostics Net Revenues	Consolidated Non-GAAP Operating Income Before Stock-Based Compensation
Corporate functions	40%	40%	20%
Life Science business unit	80%	Not applicable	20%
Diagnostics business unit	Not applicable	80%	20%

Establishing Compensation Levels

The Compensation Committee reviews, sets and recommends to the Board of Directors for approval the compensation of the CEO. The Company has an employment agreement with the CEO, which is described on page 27. The compensation levels for the other NEOs are recommended by the CEO. The Compensation Committee has discretion to follow or modify such recommended levels of compensation. The Compensation Committee considers the input of our CEO as a crucial component of its compensation processes and decisions relating to NEO compensation.

Under its charter, the Compensation Committee is authorized to engage outside advisors at the Company’s expense. In fiscal 2021, the Company did engage an independent consultant to provide benchmarking data from a selected peer group and provide counsel on the levels of compensation and benefits for executives, including the individual components thereof. The peer group was selected based on several criteria: industry sector and therapeutic focus, market capitalization, employee headcount and trailing 12 months’ net revenues. Recommendations from the independent consultant led to: (i) implementation of the PSU Award program discussed herein; (ii) increases to the targeted percentage payouts under the Company’s CICP (annual cash-based incentives); and (iii) changes in vesting for equity awards that vest based on future employee service.

The following table summarizes the key changes to executive compensation resulting from the counsel of the independent consultant:

Fiscal 2022
Base salaries CEO NEOs other than CEO Other executives	No change No change 10% to 15% increases
CICP (annual cash-based incentive) CEO NEOs other than CEO Other executives	Increase from 90% to 95% at Target Increase from 50% to 55% at Target 5-point increases at Target
Restricted Stock Unit vesting based on future employee service	Change from 3-year cliff vesting to 4-year pro-rata vesting at 25% per year
Non-qualified stock option vesting based on future employee service	Change from 3-year cliff vesting to 4-year pro-rata vesting at 25% after the first year and monthly thereafter
PSU Award program	Previously discussed herein

In setting the NEOs’ compensation, the Compensation Committee reviews all components of such compensation through the use of tally sheets. These tally sheets provide the amount of total compensation paid or earned by each NEO based on his or her base salary, cash-based incentive compensation, stock-based awards and retirement contributions. The tally sheets reviewed provide all of the information that is reflected in the Summary Compensation Table. The review by the Compensation Committee analyzes how changes in any element of compensation would impact other elements, particularly severance or change in control benefits, if applicable to the executive. Such analysis has become an important component in the Compensation Committee’s review of executive compensation, as the tally sheet allows the Compensation Committee to consider an executive’s overall compensation rather than only one or two specific components of an executive’s compensation. This allows the Compensation Committee to make compensation decisions and evaluate management recommendations based on a complete analysis of an executive’s total compensation. Salaries are set on a calendar year basis and, therefore, salaries paid in the first three months of each fiscal year beginning on the first day of October are set in the prior fiscal year.

The selected peer group used by the independent consultant referred to above was as follows:

Accuray	Heska
Adaptive Biotechnologies	iRhythm Technologies
AngioDynamics	Luminex
Anika Therapeutics	Myriad Genetics
Atricure	NanoString Technologies
Atrion	Natus Medical
Cardiovascular Systems	OraSure Technologies
Castle Biosciences	Quidel
Cutera	Veracyte

Components of Executive Compensation and Related Risk Profile

Meridian’s executive compensation and benefits packages consist of base salary, cash-based incentive compensation, long-term stock-based incentive awards, Company-sponsored benefit and retirement plans, and change in control severance benefits. Each of these components has a certain risk profile.

Element	Form of Compensation	Purpose	Risk Profile
Base Salaries	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent	Low to moderate
Annual Cash-Based Incentives	Cash	Provides a direct financial incentive to achieve corporate operating goals	Moderate to high
Long-Term Stock-Based Incentives	Non-qualified stock options and/or restricted stock units, including performance-based awards	Encourages executive officers to build and maintain a long-term equity ownership position in Meridian so that their interests are aligned with our shareholders	High

Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement plan contributions, and premiums paid on disability and life insurance policies	Benefit plans are part of a broad-based employee benefits program providing competitive benefits to our executive officers	Low
Change in Control Severance Benefits	Cash and continuation of certain benefits	Encourages executive officers to maximize value for shareholders in the event that the Company becomes subject to a change in control transaction	Moderate to high

The Compensation Committee has reviewed the risk profile of the components of the Company’s executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and has considered the risks a NEO might be incentivized to take with respect to such components. When establishing the mix among these components, the Compensation Committee is careful not to encourage excessive risk taking. Specifically, the performance objectives contained in the Company’s executive compensation programs have been balanced between annual and long-term incentive compensation to ensure that all components are aligned and consistent with our long-term business plan and that our overall mix of stock-based awards has been allocated to promote an appropriate combination of incentive and retention objectives.

The Compensation Committee believes that the Company’s executive compensation program does not incentivize the NEOs to engage in business activities or other behavior that would threaten the value of the Company or the investments of its shareholders.

The Compensation Committee continues to monitor and evaluate on an on-going basis the mix of compensation, especially equity compensation, awarded to the NEOs, and the extent to which such compensation aligns the interests of the NEOs with those of the Company’s shareholders. In connection with this practice, the Compensation Committee has, from time to time, reconsidered the structure of the Company’s executive compensation program and the relative weighting of various compensation elements.

See Executive Summary on page 20 for discussion of base salaries, annual cash-based incentive compensation and long-term stock-based compensation.

Company-Sponsored Benefit and Retirement Plans

Meridian provides Company-sponsored benefit and retirement plans to the NEOs. In general, executives participate in the Company’s benefit and retirement plans on the same basis as other Company employees. The core benefit package includes health, dental, short- and long-term disability, and group term life insurance. Meridian generally provides retirement benefits to executives through qualified (under the Internal Revenue Code) defined contribution plans (401K Plan).

Change in Control Severance Benefits

The Compensation Committee believes that a reasonable level of salary and Company-sponsored benefit protection provides a means of retention and allows the NEOs to remain focused on achievement of Company goals and objectives in the event that the Company becomes subject to a merger or acquisition transaction. This component of compensation would only be paid in the event of a change in control of the Company, under certain qualifying conditions, and termination of the NEO’s employment (i.e., double trigger). For the CEO and the NEOs, this component of compensation would include two years’ base salary, performance bonus and core benefits. See page 32 for a description of change in control severance agreements entered into with our executive officers.

Jack Kenny Employment Agreement

On November 5, 2019, Meridian entered into an Amended and Restated Employment Agreement (the “Kenny Employment Agreement”) with Jack Kenny, its CEO. Under the Kenny Employment Agreement, Mr. Kenny is entitled to be paid a base salary of $670,000 and his salary shall be reviewed annually by the Compensation Committee. During the first year of the Kenny Employment Agreement, Mr. Kenny was eligible to earn an annual target bonus of seventy-five percent (75%) of his base salary. Thereafter, the Compensation Committee shall set an eligible target amount for the annual bonus for the applicable employment term year. For fiscal 2022, the target bonus has been set at ninety-five percent (95%) of base salary. The actual amount of any annual bonus payable to Mr. Kenny in any year shall be determined by the Compensation Committee based upon performance criteria set forth in advance under the bonus plan established by the Compensation Committee and the achievement of such performance criteria.

The effective date of the Kenny Employment Agreement is October 1, 2019 and its term is two years, with annual renewal provisions following the initial term. Either the Company or Mr. Kenny may terminate the Kenny Employment Agreement at any time for any reason upon 90 days’ notice. In the event that the Company terminates the employment of Mr. Kenny without Cause or if he terminates his employment for Good Reason, each as defined in the Kenny Employment Agreement, Mr. Kenny is entitled to a severance payment equal to twelve months of his then current base salary plus a pro-rata portion of the target bonus through the date of termination. If such termination occurs during a change in control period (i.e., a double trigger), Mr. Kenny is entitled to a severance payment equal to two times his then current base salary plus his target bonus for the year in which the termination occurs.

The Kenny Employment Agreement contains customary indemnification provisions and a “clawback” provision that enables the Company to recoup any amounts paid to Mr. Kenny under the Kenny Employment Agreement if so required by applicable law or any applicable securities exchange listing standards.

Internal Pay Equity

The Compensation Committee believes that the relative difference between the CEO’s compensation and the compensation of the Company’s other executives is appropriate. Further, the Compensation Committee believes that the Company’s internal pay equity structure is appropriate based upon the contributions to the success of the Company and as a means of motivation to other executives and employees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee

James M. Anderson (Chair)

Anthony P. Bihl

John C. McIlwraith

David C. Phillips (Ex-Officio)

CEO PAY RATIO

Our CEO Pay Ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. We identified the median employee population as of July 31, 2021, which included all 730 global full-time, part-time, temporary and seasonal employees employed on that date, excluding 26 such employees in our Belgium, China, France and Holland locations, which in the aggregate represent less than 5% of our workforce.    We used a consistently applied compensation measure across our global employee population to calculate the median employee compensation. For our consistently applied compensation measure, we utilized total cash compensation per our internal payroll records, annualized and translated to U.S. dollars. We then calculated the median employee’s fiscal 2021 compensation in the same manner as the NEOs in the Summary Compensation Table. Our median employee compensation for fiscal 2021 was $71,837 and our CEO’s compensation was $3,233,705. Accordingly, our CEO-to-Employee Pay Ratio is approximately 45:1.

SUMMARY COMPENSATION TABLE

The following table summarizes the aggregate compensation paid, or earned, by each of the NEOs for the fiscal years ended September 30, 2021, 2020 and 2019, respectively:

Name and Principal Position	Year	Salary	Bonus[1]	Stock Awards[2]	Option Awards[3]	Non-Equity Incentive Plan Compensation[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation[5]	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Jack Kenny	2021	$690,000	-	$1,035,000	$690,000	$800,000	-	$18,705	$3,233,705
Chief Executive Officer	2020	$670,000	-	$1,005,000	$670,000	$958,770	-	$26,714	$3,330,484
	2019	$650,000	-	$485,250	-	$150,000	-	$31,142	$1,316,392
Bryan T. Baldasare[6]
Executive Vice President,	2021	$388,332	-	$200,000	$100,000	$245,604	-	$18,705	$952,641
Chief Financial Officer	2020	$377,831	-	$201,028	-	$290,016	-	$33,749	$902,624
and Secretary	2019	$283,039	-	$157,563	-	$28,600	-	$21,557	$490,759
Lourdes G. Weltzien	2021	$383,847	-	$225,000	$100,000	$263,106	-	$18,705	$990,658
Executive Vice President,	2020	$368,711	-	$201,028	-	$283,625	-	$31,172	$884,536
Life Science	2019	$358,431	-	$242,625	-	$50,512	-	$23,982	$675,550
Tony Serafini-Lamanna[7]	2021	$367,891	-	$200,000	$100,000	$214,137	-	$18,498	$900,526
Executive Vice President,	2020	$317,269	$30,000	$120,613	$10,328	$274,752	-	$32,979	$785,941
Diagnostics	2019	$274,346	-	$157,563	-	$28,700	-	$76,921	$537,530

1 The amount reflected for Mr. Serafini-Lamanna represents an amount received in connection with retention bonus payments made to the Executive Leadership Team in March 2020, prior to his promotion to Executive Vice President. No such payments were made to Mr. Kenny, Mr. Baldasare or Dr. Weltzien. See Note 7 below.

2 The amounts shown reflect the grant date fair value of the restricted stock units issued during fiscal years 2021, 2020 and 2019 in accordance with ASC Topic 718, including those granted to Mr. Kenny in connection with his November 5, 2019 Employment Agreement. In addition, the amounts reflected for Mr. Baldasare and Mr. Serafini-Lamanna in fiscal 2019 include the grant date fair value of restricted stock units granted in connection with the acquisition of GenePOC, Inc. A discussion of the assumptions used in calculating these values may be found in Note 12(b) on page 67 of the Company’s Annual Report on Form 10-K filed with the SEC on November 23, 2021.

3 The amounts shown reflect the grant date fair value of the stock options granted during fiscal years 2021 and 2020 in accordance with ASC Topic 718, including those granted to: (i) Mr. Kenny in connection with his

November 5, 2019 Employment Agreement; and (ii) Mr. Serafini-Lamanna in connection with retention grants made to members of the Executive Leadership Team, excluding Mr. Kenny, Mr. Baldasare and Dr. Weltzien, in March 2020, prior to his promotion to Executive Vice President. A discussion of the assumptions used in calculating these values may be found in Note 12(b) on page 67 of the Company’s Annual Report on Form 10-K filed with the SEC on November 23, 2021.

4 The amounts shown represent amounts earned by the NEOs pursuant to the Officer’s Performance Compensation Plan for fiscal 2021, 2020 and 2019.

5 The amounts shown represent Retirement Contributions made by the Company on behalf of the NEOs.

6 Mr. Baldasare was named Executive Vice President and Chief Financial Officer of Meridian effective October 1, 2019.

7 Mr. Serafini-Lamanna was named Executive Vice President, Diagnostics effective May  18, 2020.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for each of the NEOs, information related to grants made during fiscal 2021 under Meridian’s Cash-Based Incentive Compensation Plan and 2012 Stock Incentive Plan:

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Jack Kenny	11/05/20 11/05/20	$124,218 -	$621,090 -	$1,055,853 -	- -	- -	- -	- 56,006[2]	- 83,535[3]	- -	- $1,725,000
Bryan T. Baldasare	11/05/20 11/05/20	$ 39,140 -	$195,700 -	$332,690 -	- -	- -	- -	- 10,823[2]	- 12,107[3]	- -	- $ 300,000
Lourdes G. Weltzien	11/05/20 11/05/20	$ 38,835 -	$194,174 -	$330,096 -	- -	- -	- -	- 12,175[2]	- 12,107[3]	- -	- $ 325,000
Tony Serafini-Lamanna	11/05/20 11/05/20	$ 37,080 -	$185,400 -	$315,180 -	- -	- -	- -	- 10,823[2]	- 12,107[3]	- -	- $ 300,000

1 These columns reflect the potential payout for each NEO under the fiscal 2021 CICP if the threshold, target and maximum goals, as initially established, were satisfied for all performance measures.

2 This grant of time-based restricted stock units vests 100% on November 15, 2023.

3 This grant of time-based stock options vests 100% on November 15, 2023.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on the NEOs’ holdings of equity awards under Meridian’s 2021 Omnibus Award Plan and 2012 Stock Incentive Plan as of September 30, 2021:

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Jack Kenny	25,000	[1]	25,000	[1]	-	$14.50	10/09/27	-		-	-	-
	23,564	[2]	132,078	[2]	-	$10.10	11/05/29	-		-	-	-
	-		83,535	[3]	-	$18.48	11/05/30	-		-	-	-
								25,000	[9]	$481,000	-	-
								25,000	[9]	$481,000	-	-
								99,505	[10]	$1,914,476	-	-
								56,006	[13]	$1,077,555	-	-
Bryan T. Baldasare	-		12,107	[3]	-	$18.48	11/05/30	-		-	-	-
								5,000	[9]	$96,200	-	-
								7,500	[9]	$144,300	-	-
								1,200	[11]	$23,088	-	-
								20,534	[12]	$395,075	-	-
								10,823	[13]	$208,235	-	-
Lourdes G. Weltzien	10,000	[4]	-		-	$19.66	07/01/26	-		-	-	-
	-		12,500	[5]	-	$14.65	11/08/27	-		-	-	-
	7,500	[6]	2,500	[6]	-	$14.30	04/24/28	-		-	-	-
	-		12,107	[3]	-	$18.48	11/05/30	-		-	-	-
								7,274	[9]	$139,952	-	-
								12,123	[9]	$233,247	-	-
								19,915	[12]	$383,165	-	-
								11,808	[13]	$227,186	-	-
Tony Serafini-	-		10,000	[7]	-	$14.60	04/30/28	-		-	-	-
Lamanna	-		4,000	[8]	-	$6.97	03/26/30	-		-	-	-
	-		12,107	[3]	-	$18.48	11/05/30	-		-	-	-
								7,500	[9]	$144,300	-	-
								1,200	[11]	$23,088	-	-
								12,320	[12]	$237,037	-	-
								10,823	[13]	$208,235	-	-

1 Options vest in four equal annual installments from the date of grant, until fully vested on October 9, 2021.

2 Options vest in three equal annual installments from the date of grant, until fully vested on October 1, 2022.

3 Options vest in full on November 15, 2023.

4 Options fully vested on July 1, 2020.

5 Options vest in full on November 8, 2021.

6 Options vest in four equal annual installments from the date of grant, until fully vested on April 24, 2022.

7 Options vest in full on April 30, 2022.

8 Options vest in full on March 26, 2023.

9 Units vest on November 15, 2021.

10 Units vest on October 1, 2022.

11 Units vest on September 16, 2022.

12 Units vest on November 15, 2022.

13 Units vest on November 15, 2023.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth, for each of the NEOs, information on options exercised and restricted stock units vested during fiscal 2021:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)[2]
(a)	(b)	(c)	(d)		(e)

Jack Kenny	92,477	$1,614,455	-		$-
Bryan T. Baldasare	15,000	$117,225	5,000		$84,600
Lourdes G. Weltzien	-	$-	12,214	[3]	$212,871
Tony Serafini-Lamanna	-	$-	-		$-

1 Amounts reflect the difference between the exercise price of the option and the market price of Meridian common shares at the time of exercise.

2 Amounts reflect the market price of Meridian common shares at the time of restricted stock units vesting.

3 Included in these restricted stock units are the following restricted stock units that were withheld by the Company under the net share settlement method to cover certain taxes due upon Dr. Weltzien becoming retirement eligible: (i) 226 granted November 8, 2017; (ii) 377 granted November 15, 2018; (iii) 619 granted October 31, 2019; and (iv) 367 granted November 5, 2020. The value realized related to these withheld restricted stock units totaled $31,796 and is included within the total reflected in the table above.

401(K) PLAN

Our 401(k) Savings Plan (“401(k) Plan”) allows all U.S. employees of the Company as soon as administratively possible following their employment to set aside a portion of their compensation each year for their retirement needs, up to the limits set by the Internal Revenue Code. Presently, the Company contributes a matching contribution of 100% of the first 4% of the employee’s contribution (i.e., up to 4% of an employee’s salary), subject to Internal Revenue Code limitations. The Company may also contribute a profit-sharing contribution at its discretion. Employee contributions and employer matching contributions are 100% vested immediately. Participants are entitled to direct the investment of their accounts among various mutual funds selected by the Meridian Bioscience, Inc., Savings and Investment Plan Committee. Participants who terminate employment are entitled to receive the vested portion of their accounts.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described on page 27 in the “Compensation Discussion and Analysis” section of this proxy statement, Mr. Kenny and Meridian are parties to the Kenny Employment Agreement which sets forth compensation, non-competition, benefit and severance provisions and provides for a payment equal to twelve months of Mr. Kenny’s then current base salary plus a pro-rata portion of the target bonus through the date of termination in the event Mr. Kenny is terminated by Meridian without cause or Mr. Kenny terminates his employment for good reason. If such termination occurs during a change in control period (double trigger), Mr. Kenny is entitled to a severance payment equal to two times his then current base salary plus his target bonus for the severance period.

Had one of the events noted above occurred on September 30, 2021 and Meridian been within a change in control period at that time, Mr. Kenny would also have been entitled to the following under the Kenny Employment Agreement:

Salary	$1,380,200
Annual Performance Bonus	1,242,180

Total Lump Sum Payment	$2,622,380

Our Board of Directors authorized us to enter into change in control severance agreements with our executive officers (other than our CEO, who has a change in control provision in his Employment Agreement). In the case of Mr. Baldasare and Dr. Weltzien, each agreement had an initial term ended December 31, 2016, and each year will automatically renew for an additional one year term, provided however, that if a change in control occurs the term will expire no earlier than 24 calendar months after the calendar month in which such change in control occurs. In the case of Mr. Serafini-Lamanna, his agreement has an initial term ending December 31, 2021, and each year thereafter will automatically renew for a one-year term, provided however, that if a change in control occurs the term will expire no earlier than 24 calendar months after the calendar month in which such change in control occurs. A change in control is generally defined in each agreement as any of the following: (i) a person is or becomes a beneficial owner of more than 50% of our voting securities; (ii) the composition of a majority of our Board changes; (iii) we consummate a merger or similar transaction; or (iv) the sale of all or substantially all of our assets. Each agreement provides, among other things, that if a change in control occurs during the term of the agreement, and the executive’s employment is terminated either by us or by the executive, other than: (a) by us for cause; (b) by reason of death or disability; or (c) by the executive without good reason, such executive will receive a severance payment equal to: (A) a multiple of such executive’s annual base salary; (B) a multiple of executive’s target bonus amounts; and (C) earned but unused vacation time. In addition, each change in control agreement provides that in the event that the severance and other benefits provided for in the agreement or otherwise payable to the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the benefits under the agreement will be either delivered in full or delivered to a lesser extent which would result in no portion of the benefits being subject to such excise tax, whichever is more beneficial to the executive.

Had termination in connection with a change in control occurred on September 30, 2021, the NEOs would have been entitled to the following lump sum payments under the policy:

	Bryan T. Baldasare	Lourdes G. Weltzien	Tony Serafini- Lamanna

Salary	$782,800	$776,696	$741,600
Annual Performance Bonus	391,400	388,348	370,800
Earned but Unused Vacation	25,602	19,412	18,551

Total Lump Sum Payment	$1,199,802	$1,184,456	$1,130,951

DIRECTOR COMPENSATION

For fiscal 2021, independent directors of Meridian received the following compensation for service on the Board and the Audit Committee (“AC”), Compensation Committee (“CC”) and Nominating & Corporate Governance Committee (“N&CGC”) (annual amounts presented):

-Base for director service	$40,000
-Additional for Independent Chairperson	$50,000
-AC Chair	$20,000
-AC Member	$10,000
-CC Chair	$13,000
-CC Member	$6,000
-N&CGC Chair	$13,000
-N&CGC Member	$5,000

In addition, each independent director is entitled to receive on an annual basis an equity award grant valued at $100,000. During fiscal 2021, one-third of such equity value was in the form of restricted stock units (valued at the market value of our common stock at the date of award) and two-thirds was in the form of non-qualified options to purchase common shares of the Company at an exercise price equal to the grant date closing sale price as reported on Nasdaq (valued pursuant to the current methodology utilized by the Company for financial reporting purposes, which may be found in Note 12(b) on page 67 of the Company’s Annual Report on Form 10-K filed with the SEC on November 23, 2021).

The following table provides information on compensation related to fiscal 2021 for independent directors who served during fiscal 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James M. Anderson	$63,000	$33,000	$67,000	-	-	-	$163,000
Anthony P. Bihl	$59,033	$33,000	$67,000	-	-	-	$159,033
Dwight E. Ellingwood	$48,500	$33,000	$67,000	-	-	-	$148,500
John C. McIlwraith	$47,250	$33,000	$67,000	-	-	-	$147,250
David C. Phillips	$90,000	$33,000	$67,000	-	-	-	$190,000
John M. Rice	$43,750	$33,000	$67,000	-	-	-	$143,750
Catherine A. Sazdanoff	$53,500	$33,000	$67,000	-	-	-	$153,500
Felicia Williams	$60,000	$33,000	$67,000	-	-	-	$160,000

1 The amounts shown reflect the grant date fair value of the awards made in fiscal year 2021 in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 12(b) on page 67 of the Company’s Annual Report on Form 10-K filed with the SEC on November 23, 2021.

The engagement of the independent consultant by the Compensation Committee to review executive compensation (discussed on page 24) also covered independent director compensation. The following table summarizes the key changes to independent director compensation effective in January 2022 resulting from the counsel of the independent consultant:

Fiscal 2022
Base for director service	Increase from $40,000 to $50,000
Compensation Committee	Increase Chair fee from $13,000 to $15,000 and increase member fee from $6,000 to $7,500
Equity awards	Increase the annual dollar value of the award from $100,000 to $125,000 in January 2022, with a further increase to $150,000 in January 2023; the allocation of the awards between restricted stock units and non-qualified stock options to be 50/50

SHAREHOLDER PROPOSALS FOR NEXT YEAR

The deadline for shareholder proposals to be included in the proxy statement for next year’s meeting is August 17, 2022.

The form of proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Meridian’s proxy statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2023 Annual Shareholders’ Meeting, it must be received prior to November 1, 2022. If there is a change in the anticipated date of next year’s Annual Shareholders’ Meeting or these deadlines by more than 30 days, we will notify you of this change through our Form 8-K and/or Form 10-Q filings.

Meridian’s Code of Regulations provides that only persons nominated by an officer, director or in writing by a shareholder not earlier than 150 days nor later than 90 days prior to the meeting at which directors are to be selected shall be eligible for election and that shareholder proposals be presented not earlier than 150 days nor later than 90 days prior to the meeting at which the proposals are to be presented.

QUESTIONS

If you have questions or need more information about the annual meeting, call us at (513) 271-3700 or write to:

Charles Wood, Jr.

Vice President, Investor Relations

Meridian Bioscience, Inc.

3471 River Hills Drive

Cincinnati, Ohio 45244

For information about your record holdings, call Computershare Shareholder Services at (888) 294-8217.

MERIDIAN BIOSCIENCE, INC.

3471 RIVER HILLS DRIVE

CINCINNATI, OH 45244

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 25, 2022, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/VIVO2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 25, 2022, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D63148-P64021                             KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MERIDIAN BIOSCIENCE, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees:

01) JAMES M. ANDERSON 05) JOHN C. MCILWRAITH
02) ANTHONY P. BIHL III 06) JOHN M. RICE, JR.
03) DWIGHT E. ELLINGWOOD 07) CATHERINE A. SAZDANOFF
04) JACK KENNY 08) FELICIA WILLIAMS

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as Meridian’s independent registered public accounting firm for fiscal year 2022.					☐	☐	☐

3.	Approval on an advisory basis of the compensation of named executive officers, as disclosed in the Proxy Statement (“Say-on-Pay” Proposal).					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof. Only shareholders of record at the close of business on December 2, 2021 are entitled to notice of and to vote at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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D63149-P64021

MERIDIAN BIOSCIENCE, INC.

Annual Meeting of Shareholders

January 26, 2022 2:00 PM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints JACK KENNY and JEFFERY T. PINKSTON, and either of them, attorneys and proxies of the undersigned, each with the power of substitution and re-substitution, to represent and vote all shares of Common Stock of Meridian Bioscience, Inc. which the undersigned may be entitled to vote on the matters specified on the reverse side (and in their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the Company) and, in their discretion, with respect to such other matters as may properly come before the Annual Meeting of Shareholders of Meridian Bioscience, Inc. to be held virtually on January 26, 2022, at 2:00 p.m. Eastern Standard Time, and any continuation, postponement or adjournment of such Annual Meeting.

This proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted FOR the election to the Board of Directors of all of the nominees under Proposal 1 and FOR each remaining proposal as recommended by the Board of Directors.

Please mark, sign, date, and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side